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                                                                    Exhibit 99.1

[AQUIS Communications Logo]



                                               NEWS RELEASE


August 27, 2003                     Investor Relations (973) 560-8106
                                 E-mail: investor@aquiscommunications.com


          Aquis Communications Group Announces Management Team Changes

PARSIPPANY, NJ - Aquis Communications Group, Inc. ("Aquis" or the "Company") (OTC BB: AQIS), a leading wireless messaging company, today announced forthcoming management changes. Alex E. Stillwell, Aquis' Chief Executive Officer, announced at the quarterly meeting of the Board of Directors his intention to step down as CEO effective August 31, 2003 and return full time to his consulting firm, A & K Associates, LLC based in Nashville, Tennessee.

Mr. Stillwell said, "After the August 2002 restructuring, the business plan was that as CEO, I would return the company to a sound financial position and develop internal talent to permanently move Aquis forward as a viable communications carrier. With this accomplished, it is time to return to my business." Mr. Stillwell will continue with Aquis as a consultant and a member of the Board of Directors.

Effective September 1, 2003, Mr. Brian Bobeck of Mountaintop, Pennsylvania will assume the positions of President and CEO of Aquis Communications. Mr. Bobeck has worked with Mr. Stillwell as President and COO of Aquis since December of 2002. Prior to that time, Mr. Bobeck served as Aquis' Vice-President Engineering. Mr. Stillwell said, "Mr. Bobeck has been an invaluable team member in the turnaround of Aquis. He has demonstrated leadership and excellent business judgment and is prepared for his new role."

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John Burtchaell, Chairman of the Board of Aquis added, "Alex has played an integral role in the development and implementation of the Company's business plan. The Board of Directors greatly appreciates the service Alex provided Aquis during this transitional period. We anticipate that Mr. Bobeck will continue to build upon the foundation created by Alex."

About Aquis Communications
         Headquartered in Parsippany, New Jersey, Aquis Wireless Communications, Inc. is a subsidiary of Aquis Communications Group, Inc. Aquis is a leading provider of one-way and two-way interactive messaging as well as regional and local messaging services. The Company's core business services the healthcare, government, public safety, emergency and educational industries based throughout the Northeast and Mid-Atlantic regions. Additional Aquis Communications' offices are located in Freehold, New Jersey, Tyson's Corner, Virginia and Richmond, Virginia.

               For more information on Aquis Communications visit:
                       http://www.aquiscommunications.com

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Certain statements made in the press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including without limitation, risks and uncertainties regarding the Company's substantial leverage, capital constraints, significant shareholder, liquidity and competition. These risks and uncertainties are in addition to other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.